MADISON SQUARE GARDEN SPORTS CORP. REPORTS
FISCAL 2025 THIRD QUARTER RESULTS

NEW YORK, N.Y., May 2, 2025 - Madison Square Garden Sports Corp. (NYSE: MSGS) today reported financial results for the fiscal third quarter ended March 31, 2025.
Fiscal 2025 third quarter operating results reflected growth in average per-game revenues, including for tickets, sponsorship and premium hospitality offerings, across a combined two fewer New York Knicks (“Knicks”) and New York Rangers (“Rangers”) games played at the Madison Square Garden Arena (“The Garden”) as compared to the prior year quarter. In addition, fiscal 2025 third quarter operating results reflected the impact of expected reductions in local media rights fees as a result of proposed amendments to the Knicks' and Rangers' local media rights agreements with MSG Networks Inc. ("MSG Networks") (as announced on April 25, 2025 and discussed in further detail in the Other Matters section of this earnings release), as well as the impact of the Knicks’ and Rangers’ rosters for the 2024-25 seasons.
In March, the Company launched its 2025-26 Knicks and Rangers season ticket renewal initiative, which has seen strong demand to date. Subsequent to the end of the fiscal 2025 third quarter, both teams concluded their regular seasons, with the Knicks currently competing in the NBA playoffs.
For the fiscal 2025 third quarter, the Company generated revenues of $424.2 million, a decrease of $5.8 million, or 1%, as compared to the prior year period. In addition, the Company reported operating income of $32.3 million, a decrease of $47.4 million, or 59%, and adjusted operating income of $36.9 million, a decrease of $51.8 million, or 58%, both as compared to the prior year period.(1)
Madison Square Garden Sports Corp. Executive Chairman and CEO James L. Dolan said, “Our third quarter results reflect growth in per-game revenues driven by continued robust demand for the Knicks and Rangers. And while the Company is now seeing the impact of the evolving landscape for local media rights, we remain as confident as ever in the value of owning marquee professional sports franchises.”

Financial Results for the Three and Nine Months Ended March 31, 2025 and 2024:

	Three Months Ended				Nine Months Ended
	March 31,		Change		March 31,		Change
$ millions	2025	2024	$	%	2025	2024	$	%
Revenues	$424.2	$430.0	$(5.8)	(1)%	$835.3	$799.9	$35.4	4%
Operating income	$32.3	$79.7	$(47.4)	(59)%	$37.4	$93.7	$(56.4)	(60)%
Adjusted operating income(1)	$36.9	$88.7	$(51.8)	(58)%	$54.9	$115.7	$(60.8)	(53)%
Note: Does not foot due to rounding
1.See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

Summary of Financial Results
For the fiscal 2025 third quarter, revenues of $424.2 million decreased $5.8 million, or 1%, as compared to the prior year period. The decrease was primarily due to lower local media rights fees and, to a lesser extent, lower food, beverage and merchandise sales, partially offset by higher sponsorship and signage revenues, suite revenues, revenues from league distributions and ticket-related revenue. The Knicks and Rangers played a combined two fewer regular season games at The Garden during the fiscal 2025 third quarter as compared to the prior year period.
Local media rights fees decreased $18.6 million as compared to the prior year period, primarily due to a reduction in expected local media rights fees for the 2024-25 season as a result of proposed amendments to the Knicks' and Rangers' local media rights agreements with MSG Networks, which were announced on April 25, 2025 and are discussed in further detail in the Other Matters section of this earnings release.
Food, beverage and merchandise sales decreased $2.5 million as compared to the prior year period, primarily due to lower average per-game revenue, lower online sales of merchandise and the Knicks and Rangers playing fewer games at The Garden during the fiscal 2025 third quarter. Merchandise sales in the fiscal 2024 third quarter included the positive impact of new Rangers’ jersey launches.
Sponsorship and signage revenues increased $8.9 million as compared to the prior year period, primarily due to higher net sales of existing sponsorship and signage inventory, partially offset by the Knicks and Rangers playing fewer games at The Garden during the fiscal 2025 third quarter.
Suite revenues increased $3.4 million as compared to the prior year period, primarily due to higher net sales of suite products, partially offset by the Knicks and Rangers playing fewer games at The Garden during the fiscal 2025 third quarter.
Revenues from league distributions increased $2.4 million as compared to the prior year period, primarily due to higher national media rights fees.
Ticket-related revenues increased $0.5 million as compared to the prior year period, primarily due to higher average Knicks and Rangers per-game revenue, partially offset by the Knicks and Rangers playing fewer games at The Garden during the fiscal 2025 third quarter.
Direct operating expenses of $316.3 million increased $43.3 million, or 16%, as compared to the prior year period. This increase was primarily driven by higher net provisions for league revenue sharing expense (net of escrow and excluding playoffs) and NBA luxury tax of $33.8 million and higher team personnel compensation of $14.7 million, both as compared to the prior year period. These increases were partially offset by lower net (credits) provisions for certain team personnel transactions of $2.8 million, lower operating lease costs under the arena license agreements with Madison Square Garden Entertainment Corp. ("MSG Entertainment") of $2.0 million, as well as other cost decreases.
Selling, general and administrative expenses of $74.7 million decreased $1.7 million, or 2%, as compared to the prior year period. This decrease was primarily driven by (i) lower employee compensation and related benefits of $12.4 million, mainly due to executive management transition costs recognized in the prior year period, partially offset by (ii) higher professional fees of $7.6 million, (iii) higher costs related to the Company's services agreement with MSG Entertainment of $1.8 million, and (iv) higher operating lease costs of $1.4 million.
Operating income of $32.3 million decreased $47.4 million, or 59%, and adjusted operating income of $36.9 million decreased $51.8 million, or 58%, both as compared to the prior year period, primarily due to the increase in direct operating expenses and, to a lesser extent, the decrease in revenues.
Other Matters
On April 24, 2025, New York Knicks, LLC and New York Rangers, LLC entered into a Transaction Support Agreement (the “Transaction Support Agreement”) with Sphere Entertainment Co., MSG Networks and certain subsidiaries of MSG Networks, pursuant to which the teams agreed to support certain proposed transactions to reduce and restructure MSG Networks’ debt (collectively, the “Proposed Transactions”). As part of this debt restructuring, the teams agreed to certain amendments to the Knicks’ and Rangers’ local media rights agreements, effective as of January 1, 2025, as follows: (i) 28%

and 18% reductions in annual rights fees for the Knicks and Rangers, respectively; (ii) an elimination of annual rights fee escalators; and (iii) a change to the contract expiration dates to the end of the 2028-29 seasons, subject to a right of first refusal in favor of MSG Networks. The Transaction Support Agreement also contemplates the issuance by MSG Networks of penny warrants to the Company exercisable for 19.9% of the equity interests in MSG Networks. The Proposed Transactions, including the proposed amendments to the local media rights agreements, are subject to the execution of definitive documentation, which is expected to be completed on or before June 27, 2025.
About Madison Square Garden Sports Corp.
Madison Square Garden Sports Corp. (MSG Sports) is a leading professional sports company, with a collection of assets that includes the New York Knicks (NBA) and the New York Rangers (NHL), as well as two development league teams – the Westchester Knicks (NBAGL) and the Hartford Wolf Pack (AHL). MSG Sports also operates a professional sports team performance center – the MSG Training Center in Greenburgh, NY. More information is available at www.msgsports.com.

Non-GAAP Financial Measures
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) excluding (i) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (ii) share-based compensation expense or benefit, (iii) restructuring charges or credits, (iv) gains or losses on sales or dispositions of businesses, (v) the impact of purchase accounting adjustments related to business acquisitions, and (vi) gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan. Because it is based upon operating income (loss), adjusted operating income (loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. In addition, we believe that the exclusion of gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles (“GAAP”), gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan are recognized in Operating (income) loss whereas gains and losses related to the remeasurement of the assets under the Company’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Miscellaneous income (expense), net, which is not reflected in Operating income (loss).

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our Company. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 5 of this earnings release.

Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates, and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.
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Contacts:

Ari Danes, CFA Investor Relations and Financial Communications (212) 465-6072	Justin Blaber Financial Communications (212) 465-6109
Grace Kaminer Investor Relations (212) 631-5076

MADISON SQUARE GARDEN SPORTS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2025	2024	2025	2024
Revenues	$424,197	$429,954	$835,263	$799,898
Direct operating expenses	316,335	273,026	600,299	508,771
Selling, general and administrative expenses	74,697	76,398	195,184	195,020
Depreciation and amortization	823	788	2,396	2,372
Operating income	32,342	79,742	37,384	93,735
Other income (expense):
Interest income	1,051	477	2,605	1,549
Interest expense	(5,020)	(6,921)	(16,662)	(21,269)
Miscellaneous expense, net	(5,743)	(1,403)	(13,478)	(11,077)
Income before income taxes	22,630	71,895	9,849	62,938
Income tax expense	(36,857)	(34,018)	(30,507)	(29,658)
Net (loss) income	$(14,227)	$37,877	$(20,658)	$33,280

Basic (loss) earnings per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$(0.59)	$1.58	$(0.86)	$1.39
Diluted (loss) earnings per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$(0.59)	$1.57	$(0.86)	$1.38

Basic weighted-average number of common shares outstanding	24,103	24,028	24,084	24,005
Diluted weighted-average number of common shares outstanding	24,103	24,100	24,084	24,076

MADISON SQUARE GARDEN SPORTS CORP.
ADJUSTMENTS TO RECONCILE OPERATING INCOME TO
ADJUSTED OPERATING INCOME
(In thousands)
(Unaudited)

The following is a description of the adjustments to operating income in arriving at adjusted operating income as described in this earnings release:

•Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets in all periods.
•Share-based compensation. This adjustment eliminates the compensation expense related to restricted stock units and stock options granted under the Company's employee stock plan and non-employee director plan in all periods.
•Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the Company's executive deferred compensation plan.

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2025	2024	2025	2024
Operating income	$32,342	$79,742	$37,384	$93,735
Depreciation and amortization	823	788	2,396	2,372
Share-based compensation	3,900	7,350	14,159	18,069
Remeasurement of deferred compensation plan liabilities	(134)	821	973	1,556
Adjusted operating income	$36,931	$88,701	$54,912	$115,732

MADISON SQUARE GARDEN SPORTS CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	March 31, 2025	June 30, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$96,536	$89,136
Restricted cash	8,500	5,771
Accounts receivable, net of allowance for doubtful accounts of $0 as of March 31, 2025 and June 30, 2024	110,044	33,781
Net related party receivables	29,149	32,255
Prepaid expenses	35,297	30,956
Other current assets	39,761	25,043
Total current assets	319,287	216,942
Property and equipment, net of accumulated depreciation and amortization of $52,813 and $52,281 as of March 31, 2025 and June 30, 2024, respectively	29,407	28,541
Right-of-use lease assets	763,469	694,566
Indefinite-lived intangible assets	103,644	103,644
Goodwill	226,523	226,523
Investments	53,425	62,543
Other assets	8,743	13,533
Total assets	$1,504,498	$1,346,292

MADISON SQUARE GARDEN SPORTS CORP.
CONSOLIDATED BALANCE SHEETS (continued)
(In thousands, except per share data)
(Unaudited)

	March 31, 2025	June 30, 2024
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$6,948	$9,900
Net related party payables	6,530	6,718
Debt	24,000	30,000
Accrued liabilities:
Employee related costs	138,962	133,930
League-related accruals	170,159	120,876
Other accrued liabilities	53,652	21,613
Operating lease liabilities, current	51,015	50,267
Deferred revenue	165,923	148,678
Total current liabilities	617,189	521,982
Long-term debt	267,000	275,000
Operating lease liabilities, noncurrent	848,534	749,952
Defined benefit obligations	944	4,103
Other employee related costs	47,257	43,493
Deferred tax liabilities, net	6,305	16,925
Deferred revenue, noncurrent	718	1,147
Total liabilities	1,787,947	1,612,602
Commitments and contingencies
Madison Square Garden Sports Corp. Stockholders’ Equity:
Class A Common Stock, par value $0.01, 120,000 shares authorized; 19,486 and 19,423 shares outstanding as of March 31, 2025 and June 30, 2024, respectively	204	204
Class B Common Stock, par value $0.01, 30,000 shares authorized; 4,530 shares outstanding as of March 31, 2025 and June 30, 2024	45	45
Preferred stock, par value $0.01, 15,000 shares authorized; none outstanding as of March 31, 2025 and June 30, 2024	—	—
Additional paid-in capital	11,855	19,079
Treasury stock, at cost, 961 and 1,025 shares as of March 31, 2025 and June 30, 2024, respectively	(158,826)	(169,547)
Accumulated deficit	(135,816)	(115,139)
Accumulated other comprehensive loss	(911)	(952)
Total equity	(283,449)	(266,310)
Total liabilities and equity	$1,504,498	$1,346,292

MADISON SQUARE GARDEN SPORTS CORP.
SELECTED CASH FLOW INFORMATION
(In thousands)
(Unaudited)

	Nine Months Ended
	March 31,
	2025	2024
Net cash provided by (used in) operating activities	$41,884	$(16,220)
Net cash used in investing activities	(5,349)	(5,689)
Net cash (used in) provided by financing activities	(26,406)	26,234
Net increase in cash, cash equivalents and restricted cash	10,129	4,325
Cash, cash equivalents and restricted cash at beginning of period	94,907	40,459
Cash, cash equivalents and restricted cash at end of period	$105,036	$44,784